March 25, 2009

Elizabeth Murphy, Secretary

Securities and Exchange Commission

Office of the Chief Accountant

450 Fifth Street, N.W.

Washington, D.C. 20549-0308

Re:

Section 10A – Audit Requirements

Cordia Corporation

CIK 837342

Dear Secretary Murphy:

On March 24, 2009, Cordia Corporation’s (“Cordia”) audit committee was notified by its Independent Registered Public Accounting Firm, Parente Randolph, LLC (“Parente”), in accordance with Section 10A – Audit Requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of a potential illegal act of omission committed by Cordia.  The reported act relates to Cordia’s failure to file tax returns and remit taxes in certain jurisdictions in which it operates as a telecommunications provider through its subsidiaries.   Parente believes this is an illegal act as defined in Section 10A(f) of the Exchange Act.  It is important to note however, that said taxes were reported as liabilities on Cordia’s publicly filed financial statements on Form 10-Q and 10-K, respectively, and thus the liabilities were disclosed to the public on Cordia’s financial statements.

Cordia is in the process of seeking out an experienced telecommunications tax professional/consultant to assist Cordia in ensuring that the omitted tax filings will be filed and paid. Cordia believes that the use of an outside professional is the best way to cure this violation due to the voluminous nature of state and local telecom taxes, the complexity of the applicable state and local tax codes, and the ever-changing nature of these codes as they relate to telecommunications services.  Cordia anticipates that we may have to request payment arrangements in some jurisdictions.

In addition, Cordia will describe the full effect that this omission, including any loss contingency, will have on Cordia’s operations and financial condition in its upcoming Form 10-K to be filed with the Commission.

Respectfully submitted,

Gandolfo Verra

Chief Financial Officer

cc:

Parente Randolph, LLC

Cordia Corporation Audit Committee

Cordia Corporation Board of Directors